Exhibit 12
Statement re computation of ratios
	Six Months Ended		Fiscal Years Ended
	7/31/2003	7/31/2002	2003	2002	2001	2000	1999
Income before income taxes	6,454	5,664	12,368	10,396	9,783	9,110	7,020
Capitalized interest	(62)	(65)	(124)	(130)	(93)	(57)	(41)
Minority interest	(83)	(86)	(193)	(183)	(129)	(170)	(153)
Adjusted profit before tax	6,309	5,513	12,051	10,083	9,561	8,883*	6,826

Fixed Charges
Debt interest	361	414	799	1,080	1,103	777	517
Capital lease interest	139	129	260	274	279	266	268
Capitalized interest	62	65	124	130	93	57	41
Interest component of rent	43	43	81	77	47	43	52
Total fixed expense	605	651	1,264	1,561	1,522	1,143	878

Profit before taxes and fixed expenses	6,914	6,164	13,315	11,644	11,083	10,026	7,704

Fixed charge coverage	11.43	9.47	10.53	7.46	7.28	8.77	8.77

* Does not include the cumulative effect of accounting change recorded by the Company in Fiscal 2000

Certain reclassifications have been made to prior periods to conform to current presentations. In addition, the impacts of McLane as a discontinued operation have been removed effective for all periods presented.